Exhibit 10.3

Severance Benefits Agreement

Dear Mr. Cornell:

Quintana Maritime Limited (“Quintana”) agrees to provide you with the severance benefits set forth in this letter agreement (the “Agreement”) if your employment is terminated under the circumstances described below:

1. Term of Agreement.

(a) The term of this agreement is for one year beginning effective August 29, 2007, and it will be automatically extended by twelve (12) additional calendar months on August 29, 2008, and every August 29 thereafter, unless 90 days prior to August 29, 2008, or 90 days prior to any subsequent August 29 thereafter, Quintana delivers to you written notice of its intention not to extend the term of this Agreement.

(b) If a Change in Control (as defined below) occurs, the effective date of the termination of the Agreement will be the later of (i) the date two years after the Change in Control and (ii) such time as all obligations of the parties hereunder have been satisfied. For all purposes under this Agreement, the term “Quintana” shall include any successor to Quintana’s business and/or assets that executes and delivers the assumption agreement described in this Agreement or that becomes bound by this Agreement by operation of law.

(c) Either you or Quintana may terminate your employment for any reason (a “Termination”), without affecting your rights under this Agreement, by giving the other party advance notice in writing, as provided in Section 2 below. Termination shall be effective immediately for all purposes, except that such Termination shall not affect the payment or provision of compensation or benefits under this Agreement.

2. Notice of Termination and other Matters. Any termination of your employment (other than by death), whether by you or Quintana, must be communicated by written notice (“Notice of Termination”) to the other party. The Notice of Termination will specify the provisions of this Agreement, if any, upon which termination is based and its effective date, which in no case may be more than 30 days after the Notice of Termination is given. All notices and communications provided for in this Agreement must be in writing and will be effective when delivered or mailed by U.S. registered or certified mail (or its foreign equivalent), return receipt requested, postage prepaid, addressed to the Chairman of the Board of Directors of Quintana, 601 Jefferson St., Suite 3600, Houston, Texas 77002 USA, and to you at the address shown above or to such other address as either Quintana or you may have furnished to the other in writing.

3. Compensation Upon Termination. Quintana will provide you with the severance benefits listed below in the event of a Qualified Termination, subject to the further provisions of this Agreement, including, without limitation, Section 9(d). A “Qualified

Termination” means your employment is terminated during the Term for any reason other than because (i) you die or are Disabled, (ii) Quintana terminates you for “Cause,” or (iii) you resign or retire without “Good Reason.”

(a) Quintana will pay you 12-months’ severance pay, in equal monthly installments. Your monthly severance payments will equal the sum of (i) your monthly base salary rate in effect immediately prior to the date of the Notice of Termination (or any higher rate in effect within the 90 days prior to the date the Notice of Termination is given) plus (ii) one-twelfth of an amount equal to the annual bonus paid to (or accrued for) you by Quintana with respect to the last full fiscal year preceding such Notice of Termination.

(b) Quintana will provide you with 12 months of group health insurance benefits substantially similar to those available to similarly situated officers; provided, however, that Quintana will not provide any such benefit for any portion of this 12-month period that you receive a substantially equivalent benefit from another employer.

(c) The vesting of any outstanding options to purchase shares of Quintana’s Common Stock, shares of restricted Quintana Common Stock and/or any other equity-based awards scheduled to vest within 12 months of the date of the Notice of Termination will be accelerated in full in the event of a Qualified Termination.

(d) If such Qualified Termination is on or within two years after a Change in Control,

(i) Quintana will provide you with 12 additional months of the benefits set forth in paragraphs (a) and (b) above; and

(ii) The vesting of any outstanding options to purchase shares of Quintana’s Common Stock, shares of restricted Quintana Common Stock and/or any other equity-based awards will be accelerated in full.

(e) You will not be entitled to any of the compensation or benefits set forth in this Section 3 if Quintana determines, within 60 days after your termination, that your conduct prior to your termination would have warranted a discharge for “Cause,” or if, after your termination, you have violated the terms of any non-competition or confidentiality provision contained in any employment, consulting, advisory, non-disclosure, non-competition or other similar written agreement (including Section 5 of this Agreement, relating to non-competition) between you and Quintana. In such case, you shall immediately forfeit all payments and benefits not yet made or provided to you and you shall immediately repay to Quintana all payments received by you and the value of all benefits provided to you.

(f) Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” (as defined below) on your Qualified Termination date, then, except as provided below, no monthly payments due you within six months of your Qualified Termination shall be paid to you until (i) the first day of the seventh month following your Qualified Termination or (ii) if earlier than the end of such six-month period, your date of death (“Delayed Date”), with such delayed monthly payments paid in a lump sum (without interest) on such Delayed Date. For purposes of this Agreement, “specified employee” shall have the meaning set forth in the Treasury Regulations promulgated under Section 409A (the “409A Regulations”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the specified employee determination date shall be each December 31. If you are not subject to U.S. tax on the payments made under this Agreement, payment will be made in a lump sum as soon as practicable following the release provided for in Section 9(d) becoming irrevocable and final.

4. Definitions. For the purposes of this Agreement, the terms listed below are defined as follows:

(a) Change in Control. A “Change in Control” will be deemed to have occurred upon an event with respect to Quintana that constitutes a “change in ownership of a corporation,” a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets,” as such terms are defined in the 409A Regulations, provided, however, that

(i) acquisitions of stock by Corbin J. Robertson, Jr., Hans J. Mende, or any of their respective affiliates in any amount shall not be deemed a “change in ownership of a corporation” or a “change in the effective control of a corporation” for purposes of determining whether a Change in Control has occurred; and

(ii) any acquisition of stock resulting in a person or more than one person acting as a group (as such terms are defined in the 409A Regulations) that results in such person or persons possessing 30 percent or more of the total voting power of the stock shall not be considered a “change in the effective control of a corporation” if such acquisition resulted from Quintana’s issuance of stock to such person or persons and that issuance was approved by Quintana’s Board of Directors prior to such acquisition.

(b) Disabled. You are “Disabled” for the purposes of this Agreement if you are “disabled” under the meaning of the Treasury Regulations promulgated under Section 409A of the Code.

(c) Cause. A termination for “Cause” by Quintana will occur whenever:

(i) you fail to perform, or you are or have been negligent in your performance of, your duties with Quintana, including your duty to comply with Quintana’s written policies or guidance provided by Quintana’s Board of Directors (other than any failure resulting from incapacity due to physical or mental illness) or have engaged in conduct causing a material injury, financial or otherwise, to Quintana;

(ii) you violate the Code of Ethics or attempt to secure any improper personal profit in connection with the business of Quintana;

(iii) you fail to devote your full working time to the affairs of Quintana, except as may be authorized in writing by the Chief Executive Officer and Board of Directors of Quintana;

(iv) you engage in business other than the business of Quintana, except as may be authorized in writing by the Chief Executive Officer and Board of Directors of Quintana;

(v) you are convicted or plead nolo contendere to a felony or a misdemeanor involving moral turpitude;

(vi) you have committed any material violation of any federal law regulating securities or the business of Quintana or its subsidiaries without having relied on the legal advice of Quintana’s attorney to perform or omit to perform the act resulting in such violation or your having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud; or

(vii) you have committed an act of fraud, embezzlement, misappropriation or personal dishonesty with respect to Quintana or any benefit plan or program of Quintana.

(d) Good Reason. A termination by you for “Good Reason” will occur whenever any of the following circumstances have taken place, without your written consent prior to the date your Notice of Termination is given; provided, however, that upon receipt of such notice, Quintana shall have a period of 30 days to remedy the condition and if timely remedied, such circumstances shall not be a Good Reason, and your Notice of Termination shall be rescinded:

(i) your duties, responsibilities, or power has been materially diminished (a change in your reporting relationship, standing alone, shall not be deemed significant);

(ii) your annual base salary has been materially reduced; provided, however, that any reduction in your base salary that is substantially comparable (in terms of percentage of the reduction) to the reductions in the base salaries of all other officers and employees of Quintana that are party to agreements similar to this Agreement (but excluding reductions occurring on or within 24 months after a Change in Control) will not be considered a “Good Reason;”

(iii) after a Change in Control, you are required to perform your principal duties in a location outside a radius of 50 miles from your principal business location immediately prior to the Change in Control; or

(iv) Quintana materially breaches this Agreement.

Notwithstanding the foregoing terms of this Section 4, you may terminate your employment on or within 3 months following a Change in Control for any reason, and such termination will be a Qualified Termination.

5. Covenant Not to Compete or Solicit Business.

(a) Quintana agrees that, to enable you to perform your duties with Quintana, it will provide you during the Term with business information concerning Quintana and its operations and plans that is confidential and not public. You hereby acknowledge and agree that (i) Quintana would not have entered into this Agreement if you had not executed and delivered this Agreement to Quintana and agreed to the provisions of this Section 5; and (ii) you have had access to information that is highly confidential to Quintana, that constitutes a valuable, special and unique asset of Quintana, and with respect to which Quintana is entitled to the protections afforded by this Section 5 and to the remedies for enforcement of this Agreement provided by law or in equity (including, without limitation, those remedies the availability of which may be within the discretion of the court or arbitrator that presides over any action for enforcement of this Agreement is brought and that if you).

(b) For a period of one year following the date of the termination of your employment by Quintana (the “Covenant Period”), you agree that you will not (directly or indirectly, including through any entity or other person), and shall cause each of your affiliates not to, directly or indirectly, acting alone or as a member, holder or owner of any security or any other interest, or as an employee, agent, advisor, director, consultant to, independent contractor to, representative, or in any other capacity:

(i) carry on or be engaged in or otherwise take part in (whether for your own account or for the account of any other person, other than Quintana or its affiliates), or render any service (whether for or without compensation) to a Competitor (as defined below) any person (other than Quintana or its affiliates) who or which is directly or indirectly engaged in (A) the deep-sea transportation of dry bulks in Panamax or larger vessels, (B) the transportation of dry bulks to or from, or the operation of, floating transshipment units storing dry bulks, or (C) any other business that Quintana may be engaged in at the time of your termination (collectively, the “Business” and such person directly or indirectly engaged in such Business, a “Competitor”) ; or

(ii) share in the earnings of, or beneficially own or hold any security issued by or any other economic interest in, or otherwise own or hold any interest in, any Competitor; or

(iii) request, imply, or suggest, directly or indirectly, that any customer of Quintana or its affiliates curtail or cancel its business or refrain from doing business with Quintana or its affiliates.

(c) You agree that, for the Covenant Period, you will not (directly or indirectly, including through any entity or other person), and shall cause each of your affiliates not to, directly or indirectly, acting alone or as a member, holder or owner of any security or other interest, or as an employee, agent, advisor, director, consultant to, representative, or in any other capacity for or on behalf of a Competitor:

(i) contact, solicit, or enter into any agreement or contract with any employee, agent, or independent contractor of Quintana or its affiliates;

(ii) directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or service of Quintana or its affiliates, any person who or which is employed by, or otherwise engaged to perform services for, Quintana or its affiliates (whether in the capacity of employee, consultant, independent contractor or otherwise); or

(iii) request that any person, employee, agent, or independent contractor of Quintana or its affiliates curtail or cancel its business or refrain from entering into or doing business with Quintana or its affiliates.

(d) Without limiting the generality of the provisions of this Section 5, you shall be deemed to be carrying on or engaged in a particular business if you (whether alone or in association with one or more other persons) is an owner, proprietor, partner, employee, stockholder, independent contractor, director or joint venturer of, or a consultant or lender to, or an investor in any manner in, any person who or which is directly or indirectly engaged in such business.

(e) Notwithstanding the foregoing provisions of this Section 5, you may own, solely as a passive investment, securities of a Competitor if (A) you are not an affiliate of the issuer of such securities; (B) you do not, directly or indirectly, beneficially own more than 5%, in the aggregate, of the class of which securities are a part; (C) such class of securities is publicly traded; and (D) you have no active participation in the business of such entity.

(f) You acknowledge and agree that the limitations imposed by this non-competition covenant as to time and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the confidential information, goodwill or other business interest of Quintana. If any court of competent jurisdiction determines that any of such covenants, provisions, or portions of the Agreement, or any part thereof, are unenforceable and invalid, then (a) the validity and enforceability of any remaining covenants, provisions or portions thereof shall not be affected by such determination, (b) those of such covenants, provisions, or portions that are determined to be unenforceable because of the duration or scope thereof shall be severed and/or reformed by the court to reduce the duration or scope so as to render the same enforceable against you, and (c) all remaining covenants, provisions, portions and terms of the Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g) You hereby agree that if you violate or threaten to violate any of the provisions of this Section 5, it would be difficult to determine the entire cost, damage or injury which Quintana would sustain. You acknowledge that if you violate or threaten to violate any of the provisions of this Section 5, Quintana may have no adequate remedy at law. In that event, Quintana shall have the right, in addition to any other rights that may be available to it, to obtain in any court of competent jurisdiction injunctive relief to restrain any violation or threatened violation by any you or your affiliates of this Section 5 or to compel specific performance by you or your affiliates of one or more of your obligations under this Agreement. The seeking or obtaining by Quintana of such injunctive relief shall not foreclose or in any way limit the right of Quintana to obtain a money judgment against you or your affiliates for any damage to Quintana that may result from any breach by you of any provision of this Agreement. In the event you breach any covenant set forth in Section 5 of this Agreement, the term of such covenant will be extended by the period of duration of such breach.

6. Successors; Binding Agreement. Quintana will require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement to the same extent that Quintana would be required to perform it if no such succession had taken place. Any failure to obtain an assumption of this Agreement prior to the effectiveness of any succession will be a material breach of this Agreement. As used in this Agreement, “Quintana” means Quintana as defined above and any successor to its business or assets as aforesaid that assumes this Agreement, whether by operation of law or otherwise. This Agreement will inure to the benefit of and be enforceable by you, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

7. Mediation; Arbitration.

(a) If a legal dispute (including but not limited to claims arising under federal or state statute, contract, tort, or public policy) that may occur between you and Quintana, and that arise out of, or are related in any way to, your employment with or termination of employment from Quintana or the termination of this Agreement, and which disputes cannot be resolved informally (a “Dispute”), arises between you and Quintana in connection with this Agreement, and the Dispute is not resolved by negotiation, you and Quintana agree to submit the Dispute to mediation. You and Quintana further agree that your participation in mediation is a condition precedent to either you or Quintana’s pursuing any other available remedy in relation to the Dispute. Either you or Quintana may give written notice to the other party of your desire to commence mediation, and a mediation session must take place within 30 days after the date that such notice is given, and such mediation session continue until the earlier of (i) you and Quintana resolve the Dispute and (ii) 30 days. The parties must jointly appoint a mutually acceptable mediator. If the parties are unable to agree upon the appointment of a mediator within 7 days after a party has given notice of a desire to mediate the Dispute, any party may apply to an organization or person agreed to by the parties in writing, for appointment of a mediator. The parties further agree to share equally the costs of the mediation, which costs will not include costs incurred by a party for representation by counsel at the mediation.

(b) If the parties are unable to resolve the Dispute through mediation, the parties agree that the Dispute will be resolved exclusively though final and binding arbitration. The parties will be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim which could be raised in arbitration; provided, however that nothing in this Agreement precludes you from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or Quintana from initiating an arbitration over a matter covered by this Agreement.

Each party may demand arbitration, no later than 300 days after the date on which the claim arose, by submitting to the other party a written demand which states: (i) the claim asserted, (ii) the facts alleged, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the demand is based, and (iv) the remedy sought. Any response to such demand must be made, in writing, within 20 days after receiving the demand, and will specifically admit or deny each factual allegation.

The arbitration will be conducted in accordance with the Rules for Employment Arbitration of the American Arbitration Association (AAA) and any arbitration will take place in Houston, Texas. Each party will bear its own costs and attorney’s fees. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction, including, but not limited to, the costs of arbitration, attorney’s fees, emotional distress damages, and punitive damages for causes of action when such damages are available under law. Any relief or recovery to which you are entitled from any claims arising out of your employment, termination, or any claim of unlawful discrimination will be limited to that awarded by the arbitrator.

8. Waiver of Jury Trial/Consent to Jurisdiction. If any claim arising out of your employment or termination is found not to be subject to final and binding arbitration, the parties agree to waive any right to a jury trial if such claim is filed in court. Each party hereby consents irrevocably to the exclusive jurisdiction of the state and federal courts in Houston, Texas for the purposes of any proceeding arising out of this Agreement.

9. Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(b) The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas

(c) No waiver by you or Quintana at any time of any breach of, or compliance with, any provision of this Agreement to be performed by Quintana or you, respectively, will be deemed a waiver of that or any other provision at any subsequent time.

(d) You must execute, within 55 days of the end of the year in which the Qualified Termination occurs, a legally enforceable separation agreement and general release in a form acceptable to Quintana prior to the receipt of any payments or benefits set forth above.

(e) Any payments made to you under this Agreement will be paid net of any applicable withholding required under federal, state or local law.

(f) This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment and all agreements and representations, oral or written, express or implied, made by the parties with respect to the subject matter hereof prior to the date of this Agreement are hereby terminated and cancelled in full.

If this Agreement sets forth our agreement, kindly sign and return to Quintana the enclosed copy of this Agreement.

[Signature Page Follows]

Sincerely,

QUINTANA MARITIME LIMITED

By:	/s/ Corbin J. Robertson, Jr.
Corbin J. Robertson, Jr.
Chairman of the Board of Directors

I have been advised of my right to consult with counsel regarding this Agreement and have decided to sign below knowingly, voluntarily, and free from duress or coercion.

Agreed to this 29th day of August, 2007

/s/ Paul Cornell
Name: Paul Cornell